Exhibit 99.1

NEWS RELEASE

American Announces Bakken and Three Forks Participation
Agreement at the Goliath Project

DENVER, December 15, 2009 — American Oil & Gas, Inc. (NYSE-AMEX: AEZ) has entered into a participation agreement at its Williams County, North Dakota Goliath project with an industry company that has extensive experience in Bakken and Three Forks drilling and completion activities.  Pursuant to the agreement, the industry company will have the opportunity to earn 25% of American’s working interest in approximately half of the 60,000 net acres at Goliath by funding 100% of American’s interest in a one well drill-to-earn arrangement. American will be carried for and will retain 30% of its original interest in the well and the drill site spacing unit. The industry company will also pay up to an additional $1.1 million to American as part of the agreement.  The drilling location has been prepared for the Tong Trust 1-20H earning well, located in Sections 17 and 20 of T157N-R96W, Williams County, North Dakota and drilling is expected to commence before year-end.

The Tong Trust earning well is spaced on 1,280 acres and is designed for an approximate 9,000’ horizontal lateral to be drilled in the Bakken formation.  Completion is expected to include fracture stimulation with up to 24 stages.  The industry company will conduct the drilling and completion operations on the Tong Trust earning well.  American has retained the rights to operate all future wells in the project. This agreement does not include American’s recently announced 16,000 additional net acre position north of and adjacent to the 60,000 net acre Goliath project.

Pat O’Brien, American’s CEO commented, “Recent advancements in drilling and completion techniques that have resulted in successful Bakken and Three Forks wells by other operators in this area of North Dakota will be incorporated into our upcoming program. We are excited to be moving forward in the next phase of drilling and developing the Bakken and Three Forks potential within our Goliath acreage position.”

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 - Denver, CO 80265	303.449.1184